As filed with the Securities and Exchange Commission on April 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-163-8901 (I.R.S. Employer Identification Number)

3650 131st Avenue S.E., Bellevue, Washington 98006
(425) 586-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey A. Christianson, Esq.
Senior Vice President, General Counsel and Secretary
Western Wireless Corporation
3650 131st Avenue S.E.
Bellevue, Washington 98006
(425) 586-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Barry A. Adelman, Esq.
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
(212) 833-1100

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of			Proposed Maximum
Securities to be		Proposed Maximum Offering	Aggregate Offering	Amount of Registration
Registered	Amount To Be Registered(1)	Price Per Unit(2)	Price(1)(3)	Fee(4)

Class A Common Stock (5)

Preferred Stock (5)

Debt Securities (5)

Total	$500,000,000	—	$500,000,000	$40,450

(1)	In United States dollars or the equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The aggregate initial offering price of the above-referenced securities (collectively, the “Securities”) registered hereby will not exceed $500,000,000. Such amount represents the issue price of any Class A Common Stock, the liquidation preference (or, if different, the issue price) of any Preferred Stock, the principal amount of any Debt Securities issued at their principal amount and the issue price rather than the principal amount of any Debt Securities issued at an original issue discount.

(2)	Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	No separate consideration will be received for any Class A Common Stock, Preferred Stock or Debt Securities that may be issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act).

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

(5)	Includes such indeterminate number of shares of Class A Common Stock, such indeterminate number of shares of Preferred Stock and such indeterminate principal amount of Debt Securities, as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act) as may be offered pursuant to this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 14, 2003

PROSPECTUS

WESTERN WIRELESS CORPORATION
CLASS A COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

     We may offer from time to time the following types of securities:

•	shares of our Class A common stock;

•	shares of our preferred stock; or

•	our debt securities.

     The securities will have an aggregate initial offering price of up to $500,000,000 or the equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars.

     When we decide to sell a particular class or series of securities, we will provide specific terms of such securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.

     Investing in our Securities involves a high degree of risk. See the Section entitled “Risk Factors” that appears on page 3 of this Prospectus and any Section entitled “Risk Factors” that may be included in any Prospectus Supplement accompanying this Prospectus.

     Our Class A common stock is traded on the NASDAQ Stock Market under the symbol “WWCA.”

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

     This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                    , 2003.

FORWARD-LOOKING STATEMENTS
RISK FACTORS
OUR COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 12.1
EXHIBIT 23.3

ABOUT THIS PROSPECTUS

     This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any of the securities described in this prospectus.

     This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide an applicable prospectus supplement that will contain specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

     You should rely only on the information contained in this prospectus, incorporated by reference into this prospectus or set forth in the prospectus supplement. We have not authorized anyone to give you additional, different or inconsistent information nor have we authorized anyone to make any representations in connection with this prospectus, any documents incorporated by reference into this prospectus or any prospectus supplement. Therefore, if anyone does provide you with additional, different or inconsistent information, you should not rely on it. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. The information contained in this prospectus and any applicable prospectus supplement speaks only as of the dates on the front of those documents. The information contained in the documents incorporated by reference speaks as of the date on which such documents were filed. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

     Cautionary statement for purposes of the “Safe Harbor” provisions of the Private Litigation Reform Act of 1995. Statements made in this prospectus, in any documents incorporated by reference into this prospectus or in any prospectus supplement that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; competition; changes in business strategy or development plans; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability to acquire and the cost of acquiring additional spectrum licenses; liability and other claims asserted against us; and other factors referenced in the section entitled “Risk Factors” included herein and in our Annual Report on Form 10-K and elsewhere in our periodic reports filed with the Securities and Exchange Commission.

     Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We assume no obligation to update any such factors or to publicly announce any changes to any of the forward-looking statements contained herein to reflect future results, events or developments.

     Unless the context requires otherwise, “Western Wireless,” “the Company,” “we,” “our” and “us” include us and our subsidiaries.

RISK FACTORS

     An investment in our securities involves a high degree of risk. In addition to other information included and incorporated by reference into this prospectus and other information included in any prospectus supplement, you should carefully consider the following risk factors when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement:

We have a significant amount of debt, which may limit our ability to raise additional capital to meet our future funding and debt service requirements

     As of December 31, 2002, our total long-term indebtedness was $2.5 billion, including a current portion of $144 million. Of such indebtedness, $1.8 billion was outstanding under our $2.1 billion Credit Facility (the “Credit Facility”) and $383 million was outstanding under our Senior Subordinated Notes due 2006 and 2007 (the “Senior Subordinated Notes”). Effective March 31, 2003, we began making principal payments under the Credit Facility. The amount of required principal payments in 2003 is $106 million based on outstanding borrowings at December 31, 2002 under the Credit Facility. Indebtedness under the Credit Facility matures on September 30, 2008. Substantially all of our domestic assets are pledged as security for the indebtedness under the Credit Facility. The Credit Facility and the indentures for our Senior Subordinated Notes contain, and any additional financing agreements may contain, certain restrictive covenants. The restrictions in the Credit Facility and the Senior Subordinated Notes affect, and in some cases significantly limit or prohibit, among other things, our ability to incur indebtedness, sell assets, make investments and acquisitions, pay dividends, and engage in mergers and consolidations. Additionally, the Credit Facility and the Senior Subordinated Notes require us to comply with certain financial and operational performance covenants, and, while we expect to remain in compliance with such covenants, there can be no assurance to that effect. An event of default under the Credit Facility or the Senior Subordinated Notes would allow the lenders to accelerate the maturity of the indebtedness thereunder. In such event, it is likely that all of our indebtedness would become immediately due and payable.

     The continued growth and operation of our business will require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage and possible acquisitions of spectrum licenses. The current levels of our debt could limit our ability to obtain future debt or equity financing on terms favorable to us or at all. Our sources of additional capital may include public or private equity and debt financings, including vendor financing. The availability of additional financing is dependent upon the condition of the capital markets and the extent of the additional financing that we may require will depend on the success of our operations. In addition, we must use a substantial portion of our cash flows from operations to make payments of principal and interest on our debt, thereby reducing funds that could be available for working capital, the enhancement and upgrade of our network, the buildout of infrastructure to expand our coverage and possible acquisitions. Additionally, competitive factors, future declines in the U.S. economy, unforeseen construction delays, cost overruns, regulatory changes, engineering and technological changes and other factors may result in funding requirements in excess of current estimates or an inability to generate sufficient cash flow to service our debt. The unavailability of such funding could cause us to delay or abandon some of our planned growth and development or to seek to sell assets to raise additional funds, either of which could have a material adverse effect on our business, strategy, operations and financial condition. Given that a substantial portion of our assets consists of intangible assets, principally licenses granted by the Federal Communications Commission (the “FCC”), the value of which will depend upon a variety of factors (including the success of our business and the wireless communications industry in general), there can be no assurance that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations.

     Additionally, a number of our consolidated international subsidiaries and other international operating companies have credit facilities to finance their operations. At December 31, 2002, the total long-term indebtedness of our consolidated international subsidiaries to third parties was $278 million. At December 31, 2002, our Slovenian entity, providing telecommunications services under the name Vega, had borrowed $71.4 million under its credit facility (the “Slovenian Credit Facility”). At December 31, 2002, our Bolivian subsidiary had a bridge loan of $34.7 million, which is due on June 30, 2003. The terms of a refinancing of the loan are currently being negotiated. In January 2003, the Overseas Private Investment Corporation approved a $50 million loan guarantee for the refinancing. There can be no assurance that the refinancing of such loan can be obtained on terms acceptable to us, if at all.

     The debt facilities of our international operating companies contain certain restrictive covenants and financial covenants. The Slovenian Credit Facility contains certain borrowing conditions and restrictive covenants, including: minimum subscribers; population coverage; certain cash flow requirements; minimum contributed capital and debt service coverage. Western Wireless International Corporation (“WWIC”), a subsidiary of Western Wireless International Holding Corporation (“WWI”), has guaranteed the Slovenian Credit Facility under certain circumstances. Additionally, WWIC has agreed not to sell or dispose of any majority owned subsidiary without the approval of the Slovenian lenders. Based on current operating conditions, Vega believes that it is necessary to amend certain terms and conditions of the Slovenian Credit Facility in 2003 in order to avoid future revenue shortfalls or other covenant breaches, some of which cannot be remedied. In March 2003, WWI met with the lead arranger bank of the Slovenian Credit Facility and believes that an agreement can be reached amending the Slovenian Credit Facility and that no further borrowings will be permitted. We believe no action will be taken to accelerate the loan during the pending negotiations to finalize the amendment. We can offer no assurance that the participating banks will grant an amendment. In the event that Vega breaches one of the covenants that cannot be cured, measured each June 30 and December 31, and does not obtain the amendment, the outstanding balance under the Slovenian Credit Facility could become payable upon demand.

     If we do not achieve planned domestic operating cash flow targets, we may be required to curtail capital spending, reduce expenses, or otherwise modify our planned operations or seek additional debt or equity at the domestic or international level or restructure our existing financing arrangements. There can be no assurance that such funds or refinancing will be available to us on acceptable terms, if at all.

We have substantial losses from continuing operations and we may not become profitable in the future

     We sustained losses from continuing operations of approximately $215.3 million in fiscal 2002 and $143.6 million in fiscal 2001 and had income from continuing operations of $65.4 million in fiscal 2000. At December 31, 2002, we had an accumulated deficit of $1.1 billion and a net capital deficiency of $486.4 million. We may continue to incur significant losses during the next several years, and there can be no assurance that we will be able to service our debt requirements and other financial needs.

We face substantial competition in all aspects of our business

     We operate in highly competitive markets and there is substantial and increasing competition in all aspects of the wireless communication business. Competition for subscribers among wireless communications providers is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price.

     Many of our competitors operate in the national market and provide services comparable to ours and have the advantages of greater geographical coverage and more customers and the ability to offer no or low cost roaming and toll calls in wider areas. If the wireless communications industry continues to consolidate and we do not participate in that consolidation, even stronger competitors may be created. Effective January 1, 2003, the FCC eliminated the spectrum cap and the cellular cross-interest restriction in the larger, urban cellular markets which also may facilitate the creation of larger and more formidable competitors. Several of our competitors also operate in multiple segments of the industry. In the future, we expect to face increased competition from entities providing similar services using other communications technologies. The auctioning and subsequent deployment of technology in additional spectrum and the disaggregation of spectrum could also generate new competition for us. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. With so many companies targeting many of the same customers, we may not be able to successfully attract and retain customers and grow our customer base and revenues, and as a result, our profit margins may decrease.

A significant portion of our revenues are derived from roaming and our failure to maintain favorable roaming arrangements could materially adversely affect our future operating results

     Roaming revenues accounted for approximately 22% of our total revenues for the fiscal year ended December 31, 2002. We have roaming agreements with most of the wireless carriers in North America, including AT&T Wireless, Cingular, and Verizon. When these agreements expire or are terminated, we may be unable to renegotiate these roaming agreements or to obtain roaming agreements with other wireless providers upon acceptable terms. Further, some competitors may be able to obtain roaming rates and terms that are more favorable than those obtained by us. AT&T Wireless, our largest roaming partner, and Cingular have announced their intention to transition their customer bases to a Global Systems for Mobile Communications (“GSM”) platform. If we are not able to add a GSM platform to our network, maintain and expand our roaming footprint or maintain favorable roaming arrangements with other wireless carriers, our coverage area or pricing we offer relative to our competitors may not be as attractive. Such inability would have a material adverse affect on our business, operations and financial condition.

     While our roaming agreements generally require other carriers’ customers to use our network when roaming, our roaming agreements generally do not prevent our roaming partners from acquiring licenses to provide competing services in our markets. Further, our roaming partners could negotiate a roaming agreement in all or portions of our markets with another wireless carrier. If any of our roaming partners were to acquire the required licenses and build networks in our markets or enter into roaming agreements with other wireless carriers that provide competing services in our markets and permit our roaming partners to roam on that other carrier’s network, we could lose a substantial portion of our roaming revenues in those markets, which could have a material adverse effect on our business, operations and financial condition.

Failure to develop future business opportunities, such as wireless data services and to improve network coverage, quality and capacity within the markets that we currently serve may limit our ability to compete effectively and grow our business

     An important element of our strategy is to bring new telecommunications services, such as wireless data services, to rural America. In general, the development of new services in our industry requires us to anticipate and respond to varied and rapidly changing customer demand. In order to compete successfully against the other participants in the United States wireless industry, we will need to commercialize and introduce new services on a timely basis. The ability to deploy and deliver these services relies, in many instances, on new and unproven technology that will demand substantial capital outlays and spectrum capacity. Our available capital and spectrum may not be sufficient to support these services. We cannot guarantee that devices for such new services or applications for such devices will be commercially available or accepted in the marketplace, and we cannot assure that we will be able to offer these new services profitably. In addition, there could be legal or regulatory restraints on wireless data services as the applicable laws and rules evolve. If these services are not successful or if costs associated with implementation and completion of the introduction of these services materially exceed those currently estimated, our ability to retain and attract customers and our operations and financial condition could be materially adversely affected.

     We essentially completed the network build-out of the markets for which we hold licenses, and are now primarily focused on improving network coverage, quality and capacity within and around the markets we currently serve and completing the expansion of digital Code Division Multiple Access (“CDMA”) technology throughout our markets. We cannot guarantee that we will be able to do so in a time frame that will permit us to remain competitive at the cost we expect or at all. Failure or delay in improving network coverage, quality and capacity on a timely basis or at all, or increased costs to accomplish such improvement, could have a material adverse effect on our business, strategy, operations and financial condition.

Our FCC licenses are subject to renewal and potential revocation in the event that we violate applicable laws. The loss of any of such licenses could materially and adversely affect our ability to service our customers

     Our licenses are subject to renewal upon the expiration of the ten-year period for which they are granted. Although the FCC has routinely renewed wireless licenses in the past, we cannot provide assurance that no challenges will be brought against our licenses in the future. Violations of the Communications Act of 1934, as amended (the “Communications Act”) or the FCC’s rules could result in license revocations, forfeitures, fines or non-renewal of licenses. We have five cellular licenses that are subject to the renewal process over the next three years. While we believe that each of our cellular licenses will be renewed, there can be no assurance that all of the licenses will be renewed. If any of our licenses are forfeited, revoked or not renewed, we would not be able to provide service in that area unless we contract to resell wireless services of another provider or enter into roaming agreements.

Government regulations determine how we operate, which could increase our costs and limit our growth, revenue and strategy plans

     The FCC regulates the licensing, construction, operation, acquisition and sale of our business, and we are subject to laws and regulations of other federal, state and local government bodies. Future changes in regulation or legislation could impose significant additional costs on us, either in the form of direct out of pocket costs or additional compliance obligations, or subject us to sanctions, which may have a material adverse effect on our business. Additionally, Congress’ and the FCC’s continued allocation of additional spectrum for Commercial Mobile Radio Service (“CMRS”), which includes cellular and personal communication services and specialized mobile radio, could significantly increase competition.

     The rapid growth and penetration of wireless services has prompted the interest of the FCC, state legislatures and state public utility commissions (“PUC”) to oversee certain practices by the wireless industry. These practices are generally in the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of “informational” tariffs, certification of operation, and other areas. While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, a state has authority to regulate “other terms and conditions” of service offerings by CMRS providers. They may also petition the FCC to allow it to regulate the rates of CMRS providers. No state has yet petitioned the FCC, but such action by the states in the future cannot be precluded. Several states have also proposed or imposed consumer protection regulations on CMRS providers. For example, the California PUC has proposed extensive consumer protection and privacy regulations for all telecommunications carriers. If adopted, the rules will significantly alter our business practices in California with respect to nearly every aspect of the carrier-customer relationship, including solicitations, marketing, activations, billing and customer care. The California PUC is also contemplating rules to address other service quality issues, including service repair, service outages and toll operator answering time that could apply to CMRS providers. At the local level, wireless facilities typically are subject to zoning and land use regulation, and may be subject to fees for use of public rights of way. Although local and state governments cannot categorically prohibit the construction of wireless facilities in any community, or take actions that have the effect of prohibiting construction, securing state and local government approvals for new tower sites may become a more difficult and lengthy process. Such regulations, if approved, could expose carriers to increased legal responsibility for state’s varying standards of service quality and may materially impact our operating costs.

     Cellular licensees are subject to certain Federal Aviation Administration (“FAA”) regulations regarding the location, marking/lighting, and construction of towers. Each tower requiring FAA notification also requires tower registration with the FCC. In addition, our facilities may be subject to regulation by the Environmental Protection Agency and the environmental regulations of the FCC under the National Environmental Policy Act and of certain states and localities. State or local zoning and land use regulations may also apply to our activities.

     The FCC does not presently specify the rates CMRS carriers may charge for their services, nor does it require the filing of tariffs for wireless operations. However, the FCC has the authority to regulate the rates, terms and conditions under which wireless carriers provide service because CMRS carriers are statutorily considered to be common carriers and thus are required to charge just and reasonable rates and are not allowed to engage in unreasonable discrimination. The FCC has adopted rules governing charges for long distance service (e.g., rate integration) and use of customer proprietary network information, but these rules have been vacated by the courts and are now subject to further FCC review. Additionally, the FCC has adopted rules governing billing practices and access to wireless services by the disabled. While none of these existing requirements have a material impact on our operations, there is no assurance that future regulatory changes may not materially impact us. The FCC has determined that the Communications Act does not preempt state damage claims as a matter of law, but whether a specific damage award is prohibited would depend upon the facts of a particular case. This ruling may affect the number of class action suits brought against CMRS providers and the amount of damages awarded by courts.

Concerns about health and safety risks may discourage use of wireless services, result in liability issues and materially adversely affect our business

     Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, and thus decrease demand for wireless products and services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. The Food and Drug Administration has issued guidelines for the use of wireless phones by pacemaker wearers. Safety concerns have also been raised with respect to the use of wireless handsets while driving. Federal, state and local legislation has been proposed in response to these concerns. The FCC’s safety limits for human exposure to radio frequency emissions went into effect September 1, 2000. After September 1, 2000 if any facility, operation or device is found to be non-compliant with radio frequency emissions guidelines, and if any required environmental assessment has not been filed, penalties ranging from fines to license forfeiture may be imposed. Several lawsuits have been filed against us, other wireless carriers and other participants in the wireless industry, asserting product liability, breach of warranty, adverse health effects and other claims relating to radio frequency transmissions to and from handsets and wireless data devices. Some of these lawsuits allege other related claims, including negligence, strict liability, conspiracy and the misrepresentation of or failure to disclose these alleged health risks. The complaints seek substantial monetary damages as well as injunctive relief. The defense of these lawsuits may divert our management’s attention, we may incur significant expenses in defending these lawsuits, and we may be required to pay significant awards or settlements.

     Additional studies of health effects of wireless services are ongoing and new studies are anticipated. If such further research establishes any link between the use of handsets and health problems, such as brain cancer, then usage of, and demand for our services may be significantly reduced, and we could be required to pay significant expenses in defending lawsuits and significant awards or settlements, any or all of which could have a material adverse effect on our business, operations and financial condition.

     We may also be subject to potential litigation relating to the use of handsets and wireless data devices while driving. Some studies have indicated that using these devices while driving may impair drivers’ attention. Legislation has been proposed in the United States Congress and many state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. To date, New York State and some localities in the United States have passed laws restricting the use of handsets, and similar laws have been enacted in other countries. Additionally, some jurisdictions have passed laws restricting the use of handsets by persons such as school bus drivers and novice drivers. These laws or, if passed, other laws prohibiting or restricting the use of wireless handsets while driving, could reduce sales, usage and revenues, any or all of which could have a material adverse effect on our operations and financial condition.

     Finally, we cannot be certain that we or the wireless industry in general may not be subject to litigation should a situation arise in which damage or harm occurs as a result of interference between a CMRS carrier such as us and a public safety licensee, such as a “911” emergency operator, or any failure of any such “911” emergency call while using our network.

Control by management may discourage potential acquisitions of our business and may have a depressive effect on the market price for our Class A Common Stock

     Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible at any time into one share of Class A common stock. John W. Stanton and Theresa E. Gillespie, our Chairman and Chief Executive Officer and our Vice Chairman, respectively, are husband and wife and beneficially represent 47.1% of the combined voting power of common stock. Such voting control by such holders and certain provisions of Washington law affecting acquisitions and business combinations, which we have incorporated into our articles of incorporation, may discourage certain transactions involving an actual or potential change of control of us, including transactions in which the holders of Class A common stock might receive a premium for their shares over the then-prevailing market price, and may have a depressive effect on the market price for Class A common stock.

WWI operates in certain countries with significant political, social and economic uncertainties which could have a material adverse effect on its operations in these countries

     We operate in countries in Eastern Europe, a republic of the former Soviet Union, Africa, the Caribbean and South America. These countries face significant political, social and/or economic uncertainties which could have a material adverse effect on our operations in these areas. These uncertainties include:

•	possible internal military conflicts and/or civil unrest fueled by economic and social crises in those countries;

•	political instability and bureaucratic infighting between government agencies with unclear and overlapping jurisdictions;

•	pervasive regulatory control of the state over the telecommunications industry; and

•	the failure by government entities to meet their outstanding foreign debt repayment obligations.

     We cannot assure you that the pursuit of economic reforms by the governments of any of these countries will continue or prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

WWI encounters enhanced economic, legal and physical risks by operating abroad

     WWI runs a number of risks by investing in foreign countries including:

•	loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	involuntary changes to the licenses issued by foreign governments;

•	changes in foreign and domestic laws and policies that govern operations of overseas-based companies;

•	amendments to, or different interpretations or implementations of, foreign tax laws and regulations that could adversely affect the profitability after tax of our joint ventures and subsidiaries;

•	criminal organizations in certain of the countries in which we operate that could threaten and intimidate our businesses; and

•	high levels of corruption and non-compliance with the law exist in many of the countries in which we operate businesses.

Certain of the government licenses on which WWI depends could be canceled or revoked, impairing the development of WWI’s operations in these countries, and making WWI liable for substantial penalties

     The licensing, construction, operation and ownership of communications systems, and the granting and renewal of applicable licenses and radio frequency allocations, are regulated by governmental entities in each of the countries in which WWI’s operating companies conduct business. Our failure or inability to renew these licenses may have a material adverse effect on our operations. In Europe, the licenses which allow WWI’s operating companies to provide wireless licenses were initially granted for terms of 15 or 20 years and in some cases there are not explicit provisions in the licenses which allow for renewal. Under the terms of the Ghana license, WWI’s operating company was required to meet certain customer levels and build-out requirements by February 2002. This company was unable to meet the required customer levels due to the inability of the regulator to provide spectrum and enforce interconnection with the incumbent telephone company and the National Communication Authority of Ghana (“NCA”) has assessed a penalty claim of $71 million for not meeting these build-out requirements. WWI has contested this fine on the basis that the government and the NCA failed to deliver the key commitments of spectrum and interconnection and does not believe the enforcement of these penalties is probable, although there can be no assurance as to what actions the government may take.

WWI’s operating results will be impacted by foreign currency fluctuations

     WWI is exposed to risk from fluctuations in international economic conditions and foreign currency rate fluctuations which could have a material impact on its results of operations and financial condition.

OUR COMPANY

     We are one of the largest providers of rural wireless communications services in the United States. Our wireless operations are primarily in rural areas due to our belief that there are significant strategic advantages to operating in these areas. We believe rural markets provide growth opportunities greater than those that exist in more densely populated urban areas because these markets typically have lower current penetration rates and less competition.

     We provide wireless services, under the CellularONE® and Western Wireless® brand names, to approximately 1.2 million subscribers in the western United States using multiple digital and analog technologies. We operate in 88 rural service areas and 18 metropolitan service areas with a combined population of approximately 10 million people. Our network is one of the nation’s largest rural wireless communications systems, covering approximately 25% of the continental United States in 19 western states. We support our customers through our retail locations throughout our service area and through our call centers in Manhattan, Kansas and Issaquah, Washington.

     In addition, through our subsidiary, WWI, we are licensed to provide wireless communications services to over 75 million people in nine countries. As of December 31, 2002, WWI consolidated and unconsolidated subsidiaries served, in aggregate, approximately 2.1 million mobile subscribers.

     We were organized in 1994. Our principal corporate office is located at 3650 131st Avenue S.E., Bellevue, Washington 98006. Our phone number is (425) 586-8700.

USE OF PROCEEDS

     Unless we indicate otherwise in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,

	1998		1999		2000	2001		2002

Ratio of earnings to fixed charges(1)	0.90	(2)	0.65	(2)	1.42	0.04	(2)	0.33	(2)

(1)	Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.
(2)	The deficiency of earnings to cover fixed charges for the year ended December 31, 1998 was $9.09 million, for the year ended December 31, 1999 was $35.20 million, for the year ended December 31, 2001 was $156.75 million and for the year ended December 31, 2002 was $106.46 million.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

     We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $500,000,000 (or the equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars) aggregate initial offering price of:

•	shares of our Class A common stock;

•	shares of our preferred stock; or

•	our debt securities.

     We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into Class A common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 300,000,000 shares of Class A common stock and Class B common stock, no par value, and 50,000,000 shares of preferred stock, no par value. As of March 21, 2003, there were 72,430,605 shares of Class A common stock issued and outstanding held by 199 holders of record, 6,799,724 shares of Class B common stock issued and outstanding held by 45 holders of record and no shares of preferred stock outstanding. We describe the preferred stock under the heading “Description of Preferred Stock” below.

     This section summarizes the general terms of our Class A common stock that we may offer. A prospectus supplement relating to the Class A common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The following summary does not, and the applicable prospectus supplement will not, describe every aspect of the Class A common stock. When evaluating the Class A common stock, you should also refer to all of the provisions of our articles of incorporation, our bylaws and the Washington Business Corporation Act (“WBCA”). Our articles of incorporation and bylaws are incorporated by reference in the registration statement of which this prospectus is a part.

Terms of the Common Stock

     Other than with respect to voting rights, the Class A and Class B common stock have identical rights. The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Shares of Class B common stock generally convert automatically into shares of Class A common stock on a share-for-share basis immediately upon any transfer of the Class B common stock other than a transfer from an original holder of Class B common stock to certain affiliates of such holder.

     Holders of our classes of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our classes of common stock will be entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our classes of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding preferred stock.

     Our articles of incorporation permit the redemption of our classes of common stock from shareholders where necessary to protect our regulatory licenses.

Certain Provisions of Our Articles of Incorporation and Bylaws Affecting Shareholders

     Special Meetings Of Shareholders; Shareholder Action By Written Consent

     Our bylaws provide that any action required or permitted to be taken by our shareholders may be effected at a duly called annual or special meeting of shareholders or by unanimous consent in writing. Additionally, our articles of incorporation and bylaws provide that special meetings of shareholders may be called only by a majority of the board of directors or an authorized committee thereof.

     Advance Notice Requirements For Shareholder Proposals And Director Nominations

     Our bylaws provide that shareholders seeking to bring business before or to nominate directors at any meeting of shareholders must provide timely notice thereof in writing. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than (i) with respect to an annual meeting, 120 calendar days in advance of the one-year anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, except that if no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, we must receive such notice a reasonable time before our proxy statement is to be released and (ii) with respect to a special meeting of shareholders, a reasonable time before our proxy statement is to be released. Our bylaws also specify certain requirements for a shareholder’s notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders or from making nominations for directors.

     Director And Officer Indemnification

     The WBCA provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. Our articles of incorporation include such provisions. Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by the WBCA, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors and officers, and may so indemnify and advance expenses to each of our current and former employees and agents. We believe the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. We have entered into separate indemnification agreements with certain of our directors and executive officers in order to effectuate such provisions.

     Provisions Affecting Acquisitions And Business Combinations

     Section 23B.19 of the WBCA , prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” (such as a merger or sale of assets) with an “acquiring person” who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation’s board of directors prior to the date of the transaction or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. Our articles of incorporation provide that we will be subject to such prohibitions and shall remain subject to such prohibitions even if they are ever repealed. Because each of our shareholders who beneficially own ten percent or more of our outstanding voting securities as of the date of this prospectus acquired their shares prior to our initial public offering, none of them will be deemed to be an “acquiring person” for the purposes of these prohibitions.

Transfer Agent And Registrar

     Our transfer agent and registrar for our Class A common stock is Mellon Investor Services LLC, New York, New York.

DESCRIPTION OF PREFERRED STOCK

     This section summarizes the general terms of the preferred stock that we may offer. A prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of a series of preferred stock described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. The following summary does not, and the applicable prospectus supplement will not, describe every provision of a particular series of preferred stock. When evaluating a particular series of preferred stock, in addition to the description of the specific terms of the series of preferred stock being offered, you also should refer to all of the provisions of our articles of incorporation, our bylaws and the WBCA. In connection with the issuance and sale of a series of preferred stock, an amendment to our articles of incorporation establishing the terms of the series of preferred stock that were described in the applicable prospectus supplement will be filed as an exhibit to or incorporated by reference into the registration statement.

General

     Our board of directors is authorized to issue shares of preferred stock, in one or more series, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are determined by our board and are permitted by the WBCA.

     Our board of directors is authorized to determine the terms for each series of preferred stock, and the applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods for the payment of dividends, if any, on the shares of the series;

•	the voting rights of the shares of the series;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock;

•	whether and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether the shares of the series will receive the benefit of a sinking fund;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series will be listed on a securities exchange;

•	any other terms not inconsistent with our articles of incorporation, our bylaws or the WBCA; and

•	other powers, preferences, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

     Holders of shares of a series of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

     For each series of preferred stock, the applicable prospectus supplement will set forth, among other things, whether dividends are payable on such series and, if so, the dividend rates, which may be variable or fixed or both, whether the dividends will be cumulative or non-cumulative, whether payable in cash or in kind, the dates of distribution and the priority as to payment of dividends with respect to other classes or series of our capital stock.

Convertibility

     Our board of directors is authorized to determine the rights, if any, of holders of preferred stock of any series to convert or exchange such shares of preferred stock of such series for shares of any other series of capital stock or for any other of our securities, property or assets (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and any adjustment thereof, the time or times during which the right to convert or exchange will be applicable and the time or times during which a particular price or rate shall be applicable).

     No series of preferred stock will be convertible into, or exchangeable for, other securities, property or assets, except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

     Our board of directors is authorized to determine whether or not the shares of a series of preferred stock will be redeemable, and, if so, the terms and conditions of such redemption (including the date or dates upon or after which they will be redeemable, the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series will be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation).

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement.

Liquidation Rights

     Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders (before any distribution of assets is made to holders of (i) any other shares of a series of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock), liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution. Unless otherwise specified in the applicable prospectus supplement, neither a consolidation or merger of us with another corporation nor a sale of all or substantially all of our assets will be considered a liquidation, dissolution or winding up of us.

Voting Rights

     The holders of each series of preferred stock we may issue will have no voting rights, except as required by law and as described in the applicable prospectus supplement. Our board of directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series to elect additional board members if we fail to pay dividends in a timely fashion.

     Without the affirmative vote of holders of a majority of the shares of an applicable series of preferred stock then outstanding, we may not alter or change the powers, preferences or special rights of the shares of that series.

Miscellaneous

     Unless otherwise set forth in the applicable prospectus supplement, the holders of our preferred stock will have no preemptive rights. All shares of a series of preferred stock being offered by the applicable prospectus supplement will be fully paid and, unless otherwise provided in the applicable prospectus supplement, not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of any series of our preferred stock, then such shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

     The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our articles of incorporation, our bylaws, the applicable amendment to our articles of incorporation or as otherwise required by the WBCA.

Transfer Agent and Registrar

     The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

     This section summarizes general terms of the debt securities that we may offer. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of a series of the debt securities described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. The following summary does not, and the applicable prospectus supplement will not, describe every provision of a particular series of debt securities. When evaluating a particular series of debt securities, in addition to the description of the specific terms of the series of debt securities being offered, you also should refer to all provisions of the applicable indenture and the WBCA.

     When we refer to “Western Wireless,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Western Wireless Corporation, excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

     The debt securities that we may offer will be unsecured obligations and will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The forms of both the debt indenture and the subordinated debt indenture have been filed as exhibits to the registration statement of which this prospectus is a part. Where we make no distinction in our summary between senior debt securities and subordinated debt securities or between the debt indenture and the subordinated debt indenture, the applicable information refers to all debt securities and both of the indentures, as the case may be.

     The issuance of a particular series of debt securities will be under a supplemental indenture to the debt indenture or the subordinated debt indenture which, upon issuance and sale of such series of debt securities, will be filed as an exhibit to the registration statement of which this prospectus is a part. The indentures do not limit the amount of debt securities that we may issue. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series. We will provide for the specific terms of a series of debt securities in a supplemental indenture. The supplemental indenture will establish and set forth the specific terms of a series of debt securities as well as any deletions from, modifications of, or additions to, the applicable indenture.

     The applicable prospectus supplement relating to a particular series of debt securities will describe the specific terms of such series of debt securities being offered, including, where applicable, the following:

•	the title and series designation and aggregate principal amount of the debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	the date or dates on which the principal amount and premium, if any, of debt securities of the series are payable;

•	the interest rates of the debt securities of the series or the method for calculating the interest rates, the date from which interest will accrue and the date on which interest will be payable;

•	the place or places where the principal, premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	whether the interest on the debt securities of the series will be paid in cash or in our securities, assets or other property;

•	our right, if any, to redeem the debt securities of the series and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions applicable to the debt securities of the series;

•	whether and on what terms the debt securities of the series will be convertible or exchangeable into our other securities;

•	whether the debt securities of the series will be senior debt securities which would be issued under the debt indenture or subordinated debt securities which would be issued under the subordinated debt indenture and, if so, which securities it will be senior or subordinate to;

•	whether the debt securities of the series, in whole or in part, will be defeasible;

•	any deletions from, modifications of or additions to the events of default or our covenants or other terms set forth in the indenture that would apply to the debt securities of the series;

•	the denominations in which any registered debt securities of the series are to be issuable;

•	if other than U.S. dollars, the currency of payment of principal, premium, if any, and interest, if any, on the debt securities of the series;

•	any terms applicable to the debt securities of the series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrete;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issuable in registered or bearer form and any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance, registration and transfer procedures;

•	any special United States Federal income tax considerations applicable to the debt securities of the series; and

•	other terms of the debt securities of the series not inconsistent with our articles of incorporation, our bylaws or the WBCA.

     The above is not intended to be an exclusive list of the types of terms that may be applicable to any series of debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus. The applicable prospectus supplement for any series of debt securities will describe the terms of that particular series of debt securities.

Conversion or Exchange Rights

     We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Global Debt Securities

     We may issue the debt securities of a series in the form of one or more global debt securities. We will deposit the debt securities of a series with, or on behalf of, a depositary identified in the applicable prospectus supplement. We will issue the global debt securities of a series in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global debt security or securities. Unless it is exchanged in whole for debt securities in definitive registered form, a global debt security of a series may only be transferred as a whole by:

•	the depositary for such global debt security to a nominee of such depositary;

•	a nominee of the depositary for such global debt security to such depositary or another nominee of such depositary; or

•	the depositary for such global debt security or any nominee to a successor of the depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of debt securities represented by a global debt security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all such depositary arrangements.

     You may own a beneficial interest in a global debt security of a series only if you are a participant of and have an account with the depositary for such global debt security or hold an interest through a participant with an account with the depositary. Upon the issuance of a global debt security of a series, the depositary for such global debt security will credit the participant account on its book-entry registration and transfer system with the respective principal amounts of the debt securities represented by such global debt security beneficially owned by such participant. Initially, the accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such debt securities. Your ownership of a beneficial interest in a global debt security of a series will be shown on, and the transfer of such ownership interests will be effected through, the depositary’s records for such global debt security (if you are a participant) and on the records of the depositary’s account holder (if you own securities through a participant). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in global debt securities of a series.

     So long as the depositary for a global debt security of a series, or its nominee, is the registered owner of such global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by such global debt security for all purposes under the indentures. Except as described below, if you own a beneficial interest in a global debt security of a series, you will not be entitled to have the debt securities represented by such global debt security registered in your name, will not be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owner or holder of such debt security under the indentures. Accordingly, you must rely on the procedures of the depositary for your global debt security and, if you own through a participant having an account with the depositary, on the procedures of such person, to exercise any rights of a holder under the indentures. If we request any action of holders or if an owner of a beneficial interest in a global debt security of a series desires to take any action which it is entitled to take, the depositary for such global debt security would authorize the participant holding the relevant beneficial interests to give or take such action, and such participants would authorize the beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will pay the principal and any interest or premium on a global debt security of a series to the depositary or its nominee. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for any global debt security of a series, upon receipt of any payment of principal, premium or interest in respect of such global debt security, will immediately credit the participants’ accounts with payments in amounts proportionate to its respective beneficial interest in such registered global debt security as shown on the records of the depositary.

     If you own a beneficial interest in a global debt security of a series through a participant, we expect that payments to you by the participant will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

     If the depositary for any global debt security of a series is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 we will appoint a successor. If we do not appoint a successor depositary registered as a clearing agency within 90 days, we will issue the affected debt securities in definitive form in exchange for such global debt security. In addition, we may determine not to have any of the debt securities of a series represented by global debt securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the global debt securities representing such debt securities. Any debt securities issued in definitive form in exchange for a global debt security of a series will be registered in such name or names as the depositary shall instruct the trustee. We expect that the depositary’s instructions regarding the ownership of beneficial interests in such global debt security will be based on directions given by the participants.

     We may also issue bearer debt securities in global form, which we will refer to as a “bearer global security,” that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary we identify in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to any portion of a series of debt securities to be represented by a bearer global security, will be described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets.

     The indentures provide that we may not consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to any person unless:

•	either we are the continuing corporation or the successor corporation to which our assets are transferred or leased shall be organized under the laws of the United States or any state of the United States or the District of Columbia and shall expressly assume our obligations on the series of debt securities; and

•	after the consolidation, merger, transfer or lease, no event of default on the series of debt securities will have occurred and be continuing.

     Unless otherwise described in the applicable prospectus supplement relating to a series of debt securities, no covenants or other provisions in the indentures provide for a right to sell the debt securities of such series, an increase in the rate of interest or the debt securities of such series or otherwise afford you additional protection in the event of a recapitalization transaction, a change of control over us or a highly leveraged transaction.

Events of Default

     The following events are events of default under the indentures for any series of debt securities:

•	a default in payment of any interest for 30 days on any debt securities of such series;

•	a default in payment of all or any part of the principal of the debt securities of such series when due, either at maturity or upon any redemption;

•	a default in payment of any sinking fund installment for the benefit of such series when due;

•	a default in the performance, or breach, of any covenant or warranty of ours contained in the indenture for the benefit of such series of debt securities, and the continuance of such a default or breach for a period of 60 days after written notice is given as provided in the indenture; or

•	certain events of bankruptcy, insolvency or reorganization;

     Unless otherwise set forth in the applicable prospectus supplement, if an event of default has occurred and is continuing, other than an event of default described under the fifth bullet above, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that affected series may declare the principal and accrued interest of all debt securities of such affected series to be due and payable immediately. If the event of default specified in the fifth bullet above shall have occurred, the principal amount on all series of debt securities shall automatically, without any action on the part of the trustee or the holder, become immediately due and payable. These declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of all such affected series; however, a continuing default in payment of principal or premium of or interest on of a series of debt securities may not be annulled or waived.

     The trustee is not required to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders have offered the trustee reasonable indemnity. This right of the trustee is subject to the provisions relating to its duties during the continuance of any event of default. Subject to the provisions for indemnification and subject to the right of the trustee to decline to follow any holders’ directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

     Holders of debt securities of a series may not institute any action against us under the indentures (except as set forth above and actions for payment of overdue principal, premium, if any, or interest) unless:

•	they have given the trustee advance written notice of a default that is continuing;

•	the holders of at least 25% in principal amount of the outstanding debt securities of each affected series (treated as one class) have requested the trustee to institute an action and have offered the trustee reasonable indemnity;

•	the trustee has not instituted this action within 60 days of their request; and

•	the trustee has not received direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the debt securities of each affected series (treated as one class).

     Each year that a series of debt securities is outstanding under an indenture, we will either certify to the trustee that we are not in default of any of our obligations under that indenture or we will specify to the trustee any default that exists under that indenture.

Discharge, Defeasance and Covenant Defeasance

     We can discharge or defease our obligations under the indentures as set forth below if the applicable prospectus supplement allows.

     We may discharge certain obligations to you if your debt securities have not already been delivered to the trustee for cancellation and have either become due and payable, are by their terms due and payable or are scheduled for redemption within one year by irrevocably depositing with the trustee (a) cash, (b) in the case of debt securities of a series payable only in U.S. dollars, U.S. government obligations, or (c) a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments, the principal of, premium, if any, and interest on your debt securities.

     If allowed by the applicable prospectus supplement, we may also:

     (1)  defease and be discharged from any and all obligations with respect to the debt securities of any series (“full defeasance”); or

     (2)  be released from our obligations under certain covenants applicable to the debt securities of any series (“covenant defeasance”),

if we deposit money or government obligations with the trustee in sufficient amount that will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund or analogous payments thereon. As a condition to the above actions, we must deliver an opinion of counsel to the trustee stating that the holders of debt securities of the affected series will not recognize income, gain or loss for federal income tax purposes as a result of our actions and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if we had not taken these actions. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable indenture.

     We may exercise our full defeasance option for a series of debt securities despite our prior exercise of our covenant defeasance option. If we exercise our full defeasance option, payment of the debt securities of a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the debt securities of a series may not be accelerated by reason of default or an event of default with respect to the covenants to which the covenant defeasance is applicable.

Modification of the Indentures

     The indentures allow us to enter into supplemental indentures with the trustee without the consent of the holders of any series of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants or events of default for the protection of the holders of a series of debt securities;

•	cure any ambiguity or correct any inconsistency in the indentures, provided that the cure or correction does not adversely affect the holders of such series of debt securities; or

•	evidence the acceptance of appointment by a successor trustee.

     Either the trustee or we may add other provisions to, or change in any manner or eliminate any of the provisions of the indentures or modify the rights of the holders of the debt securities of any series with the consent of the holders of a majority in aggregate principal amount of debt securities of such series then outstanding and affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

•	extend the stated maturity of the principal of any debt security of a particular series;

•	reduce the principal amount of any debt security of a particular series;

•	reduce the rate or extend the time of payment of interest on any debt security of a particular series;

•	reduce any amount payable on redemption of any debt security of a particular series;

•	change the currency in which the principal of (including any amount in respect of original issue discount), premium, or interest on any debt security of a particular series is payable;

•	reduce the amount of any original issue discount debt security of a series that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security of a particular series when due; or

•	reduce the percentage in aggregate principal amount of debt securities of any series, the consent of the holders of which is required for any such modification.

Subordination

     We will set forth in the applicable prospectus supplement whether the debt securities of a particular series will be issued pursuant to the subordinated debt indenture. Subordinated debt securities will be subject to the subordination provisions of the subordinated debt indenture. We would be prohibited in certain circumstances from making payments on a series of subordinated debt securities before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the specific subordination provisions and will detail which type of indebtedness will comprise “senior indebtedness” that will apply to such subordinated debt securities.

Information Concerning the Trustee

     The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties specifically set forth in that indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities of any series unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Governing Law

     The indentures and any series of debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

     The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, as amended (the “Securities Act”) and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

     Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

     If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

     The securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at http://www.sec.gov.

     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

     Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the Securities and Exchange Commission that is incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the Securities and Exchange Commission that is incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	Current Reports on Form 8-K, filed on February 14, 2003 and April 14, 2003; and

(c)	Description of our capital stock set forth in our Registration Statement on Form 8-A dated April 8, 1996.

     We also are incorporating by reference all future reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Western Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington 98006, Attention: Investor Relations, (425) 586-8700.

LEGAL MATTERS

     Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Friedman Kaplan Seiler & Adelman LLP. Friedman Kaplan Seiler & Adelman LLP will rely on Preston Gates & Ellis LLP, Seattle, Washington with respect to matters of Washington law. Certain members of Friedman Kaplan Seiler & Adelman LLP own shares of our Class A and Class B common stock. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of our Class A common stock.

EXPERTS

     The consolidated financial statements as of December 31, 2002 and 2001 and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December, 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Our consolidated financial statements as of December 31, 2000 and for the year then ended incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in the registration statement of which this prospectus forms a part as having certified our consolidated financial statements for the year ended December 31, 2000 as required by Section 7 of the Securities Act, and we have dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Since we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The table below sets forth the various expenses and costs to be incurred by Western Wireless Corporation in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$40,450
Accounting fees and expenses	50,000
Legal fees and expenses	80,000
Printing Expenses	50,000
Trustee’s and registrar’s fees and expenses	20,000
Miscellaneous expenses	25,000

Total:	$265,450

Item 15. Indemnification of Directors and Officers

     Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company’s Amended and Restated Articles of Incorporation and Bylaws require indemnification of the Company’s officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors’ and officers’ liability insurance.

     The Company’s By-laws and Amended and Restated Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

     The Company has entered into separate indemnification agreements with certain of its directors and executive officers.

Item 16. Exhibits

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-2432).

3.2	Bylaws of the Company, incorporated herein by reference from Exhibit 3.2 to the Company’s

Exhibit
No.	Description

Registration Statement on Form S-1 (Commission File No. 333-2432).

4.1	Form of Debt Indenture (including form of Debt Securities).

4.2	Form of Subordinated Debt Indenture (including form of Subordinated Debt Securities).

4.3*	Articles of Amendment describing preferences, limitations, voting powers and relative rights of Preferred Stock.

4.4*	Form of Preferred Stock Certificate.

5.1	Opinion of Friedman Kaplan Seiler & Adelman LLP.

5.2	Opinion of Preston Gates & Ellis LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Friedman Kaplan Seiler & Adelman LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Preston Gates & Ellis LLP (included in its opinion filed as Exhibit 5.2).

23.3	Consent of Independent Accountants (PricewaterhouseCoopers LLP).

24	Powers of Attorney (included on the signature page hereto).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Debt Securities Indenture.

*	To be filed with a post-effective amendment to the Registration Statement or incorporated by reference from a Current Report on Form 8-K.

**	To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).

Item 17. Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on April 14, 2003.

WESTERN WIRELESS CORPORATION

/s/ JOHN W. STANTON

John W. Stanton Chairman of the Board and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John W. Stanton and Jeffery A. Christianson, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN W. STANTON John W. Stanton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 14, 2003

/s/ THERESA E. GILLESPIE Theresa E. Gillespie	Vice Chairman and a Director	April 14, 2003

/s/ MIKAL J. THOMSEN Mikal J. Thomsen	President and Director	April 14, 2003

/s/ M. WAYNE WISEHART M. Wayne Wisehart	Executive Vice President and Chief Financial Officer	April 14, 2003

/s/ SCOTT A. SOLEY Scott A. Soley	Vice President and Controller (Chief Accounting Officer)	April 14, 2003

Signature	Title	Date

/s/ JOHN L. BUNCE, JR. John L. Bunce, Jr.	Director	April 14, 2003

/s/ MITCHELL R. COHEN Mitchell R. Cohen	Director	April 14, 2003

/s/ DANIEL J. EVANS Daniel J. Evans	Director	April 14, 2003

/s/ JONATHAN M. NELSON Jonathan M. Nelson	Director	April 14, 2003

/s/ TERENCE M. O’TOOLE Terence M. O’Toole	Director	April 14, 2003

/s/ PETER H. VAN OPPEN Peter H. Van Oppen	Director	April 14, 2003

INDEX TO EXHIBITS

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-2432).

3.2	Bylaws of the Company, incorporated herein by reference from Exhibit 3.2 to the Company’s
Registration Statement on Form S-1 (Commission File No. 333-2432).

4.1	Form of Debt Indenture (including form of Debt Securities).

4.2	Form of Subordinated Debt Indenture (including form of Subordinated Debt Securities).

4.3*	Articles of Amendment describing preferences, limitations, voting powers and relative rights of Preferred Stock.

4.4*	Form of Preferred Stock Certificate.

5.1	Opinion of Friedman Kaplan Seiler & Adelman LLP.

5.2	Opinion of Preston Gates & Ellis LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Friedman Kaplan Seiler & Adelman LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Preston Gates & Ellis LLP (included in its opinion filed as Exhibit 5.2).

23.3	Consent of Independent Accountants (PricewaterhouseCoopers LLP).

24	Powers of Attorney (included on the signature page hereto).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Debt Securities Indenture.

*	To be filed with a post-effective amendment to the Registration Statement or incorporated by reference from a Current Report on Form 8-K.

**	To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).